Exhibit 99.1

CONTACT:

Mark G. Foletta

Vice President Finance and
Chief Financial Officer

(858) 552-2200

www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Company submits amendment to New Drug Application for SYMLIN® to the FDA and successfully completes $150 million convertible debt offering in second quarter

San Diego, CA — August 14, 2003 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported its financial results for the second quarter ended June 30, 2003.  The Company reported a net loss of $37.2 million, or $0.40 per share, and $68.0 million, or $0.74 per share for the three and six months ended June 30, 2003, respectively.  These results compare with reported losses of $27.2 million, or $0.34 per share and $49.3 million, or $0.64 per share for the comparable periods in 2002.  The Company held cash, cash equivalents and short-term investments of approximately $370 million at June 30, 2003.  In June 2003, the Company issued $150 million aggregate principal amount of 2.25% convertible senior notes, due June 30, 2008, in a private placement, generating net proceeds of approximately $146 million.

The Company reported revenues under its collaborative agreement with Lilly of $17.4 million and $29.3 million for the three and six months ended June 30, 2003, respectively.  The Company reported no revenues from collaborative agreements for the comparable periods in 2002.  The revenue recorded in 2003 consists primarily of the amortization of a portion of the $80 million nonrefundable up-front payment made by Lilly in September 2002 in connection with the global development and commercialization agreement for exenatide, formerly referred to as AC2993.  The Company has also recognized as revenue a small amount related to its Humatrope® co-promotion agreement with Lilly.

Research and development expenses increased to $40.4 million in the second quarter of 2003, compared to $20.8 million in the second quarter of 2002.  Research and development expenses increased to $68.5 million for the six months ended June 30, 2003, compared to $37.3 million for the same period in 2002.   The increase primarily reflects continued progress towards the completion of the three exenatide Phase 3 pivotal trials, increased costs associated with open-label extensions of these trials and costs associated with the completion of the SYMLIN dose-titration study and associated regulatory activities.  Research and development expenses are not expected to change materially from current levels during the remainder of 2003 and will be influenced primarily by the rate of further expansion of the exenatide and exenatide LAR development programs.

Selling, general and administrative expenses increased to $13.4 million in the second quarter of 2003, compared to $5.5 million for the second quarter of 2002.  For the six months ended June 30, 2003, selling, general and administrative expenses increased to $23.9 million, compared to $10.2 million for the comparable period in 2002.  The increase reflects costs associated with an increased number of employees, increased costs for facilities and other infrastructure costs required to support this growth.  This includes the addition of 45 sales representatives hired in December 2002 to initially co-promote Humatrope® pursuant to an agreement with Lilly.  Selling, general and administrative expenses are expected to continue to increase over the next few quarters as the Company continues to prepare for possible commercialization of SYMLIN®.  More significant increases in selling, general and administrative expenses are dependent on the timing of possible regulatory approval of SYMLIN® in the U.S., currently projected for the end of 2003.

The Company expects to use $140 - $150 million for its operating activities in fiscal year 2003.  This guidance assumes payments from Lilly, consisting of milestones and cost-sharing reimbursements, which are contingent upon the continued success of the exenatide Phase 3 program.  In July 2003, the Company issued an additional $25 million aggregate principal amount of the 2.25% convertible senior notes upon the exercise in full of the initial purchasers’ option to purchase additional notes and retired all of its outstanding indebtedness to Johnson & Johnson with a payment of $62.7 million, which represented a 7% discount from the face value of the debt on the date of repayment.

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to developing innovative medicines to improve the lives of people with metabolic diseases.  The Company’s two late-stage, first-in-class diabetes product candidates — SYMLIN® (pramlintide acetate) and exenatide (synthetic exendin-4) — are being developed to address the global epidemic of diabetes.  Amylin has a strategic alliance with Eli Lilly and Company for the co-development and global commercialization of exenatide, and an extended release formulation, exenatide LAR.  Building on its experience in the diabetes field, the Company is developing candidates for cardiovascular disease and obesity by utilizing its research experience with the metabolic properties common to all three conditions. Further information on Amylin and its pipeline in metabolism is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those forward-looking statements discussed in this press release due to a number of risks and uncertainties, including risks and uncertainties that operating expenses and cash used for operations for 2003 may be higher than expected, uncertainties that the planned milestone payments from Lilly will not be earned, risks and uncertainties in the FDA’s review of NDAs generally, risks and uncertainties in FDA regulatory authority requirements for SYMLIN® approval, risks and uncertainties that approval by those authorities, if any, may be withheld, delayed and/or limited by indications, risks and uncertainties regarding the drug discovery and development process, and uncertainties regarding the Company’s ongoing clinical studies of its drug candidates, including SYMLIN®, exenatide and exenatide LAR and anticipated completion times for these studies. Additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, such as its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading “Risk Factors”.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2003	2002
Assets
Current assets:
Cash, cash equivalents and short-term investments	$370,218	$147,358
Inventories	12,791	9,820
Other current assets	6,377	3,203
Property and equipment, net	8,714	4,469
Other assets	7,844	3,695
Total assets	$405,944	$168,545

Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other current liabilities	$35,871	$25,923
Current portion of deferred revenue	16,754	42,090
Long-term debt and other liabilities	217,624	63,719
Deferred revenue, net of current portion	22,372	24,515
Stockholders’ equity	113,323	12,298
Total liabilities and stockholders’ equity	$405,944	$168,545

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

	Three Months Ended June 30,		Six Months ended June 30,
	2003	2002	2003	2002
Revenue under collaborative agreements	$17,384	$—	$29,296	$—

Operating expenses Research and development
	40,388	20,826	68,511	37,349
Selling, general and administrative	13,417	5,500	23,931	10,197
Total operating expenses	53,805	26,326	95,742	47,546
Operating loss	(36,421)	(26,326)	(66,473)	(47,546)
Interest expense, net	(736)	(868)	(1,494)	(1,746)
Net loss	$(37,157)	$(27,194)	$(67,967)	$(49,292)

Net loss per share — basic and diluted	$(0.40)	$(0.34)	$(0.74)	$(0.64)
Shares used in computing net loss per share — basic and diluted	92,825	79,981	91,612	77,128

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